EXHIBIT 99.1
News Release
Contacts:	Media - Alan H. McCoy, Vice President, Government & Public Relations (513) 425-2826
Investors – Albert E. Ferrara, Jr., Senior Vice President, Finance & CFO (513) 425-2888

AK Steel Acquires Iron Ore And Metallurgical Coal Interests
Completes Major Steps In Strategic Initiative To Vertically Integrate

WEST CHESTER, OH, October 4, 2011 – AK Steel (NYSE: AKS) announced today that it has formed a joint venture with an existing company that will produce iron ore concentrate, a feedstock for iron-based steelmaking raw materials, and, in a separate transaction, acquired all of the stock of a company with significant reserves of low volatile metallurgical coal (met coal), used to produce fuel for iron-making blast furnaces, which AK Steel operates in Middletown, OH and Ashland, KY.
“These investments represent significant steps in AK Steel’s top strategic initiative to further vertically integrate through increased ownership of steelmaking raw materials,” said James L. Wainscott, Chairman, President and CEO of AK Steel.  “They give AK Steel a clear plan for increasing raw material self-sufficiency, and will provide us with both a financial hedge against global market price increases and low-cost steelmaking inputs for our own consumption.  Importantly, we believe these acquisitions will be accretive to AK Steel’s earnings in 2012, and further enhance our financial results as raw material production increases.”
Iron Ore Transaction Details
AK Steel’s investment in iron ore was made through a joint venture with Magnetation, Inc. (Magnetation), a private company headquartered in Nashwauk, MN, which recovers high-purity iron concentrate from legacy reserves of previously mined ore deposits using low-cost and environmentally-sound proprietary technology.
AK Steel owns 49.9% of the new joint venture, named Magnetation LLC, which currently produces about 400,000 metric tonnes (441,000 short tons) of iron ore concentrate annually from a plant near Keewatin, MN.  The joint venture is constructing a second plant near the existing operation with a targeted annual capacity of approximately 1 million metric tonnes (1.1 million short tons).  The joint venture expects to expand to a rate of about 3.5 million metric tonnes (3.9 million short tons) annually by 2016 with a total of four concentrate plants.
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Magnetation LLC also plans to complete construction, by 2016, of an approximate 3 million metric tonnes-per-year (3.3 million short tons-per-year) pelletizing plant which will then consume the majority of the joint venture’s iron concentrate production.  The iron ore pellet production will satisfy about 50% of AK Steel’s current iron ore pellet requirements, at a cost substantially below the current world market price.
Magnetation utilizes magnetic separation technology to recover iron ore from existing stockpiles of previously mined material.  Utilizing these iron ore “tailings” eliminates the need for traditional drilling, blasting and excavating, and can result in the creation of new wetlands in an environmentally responsible method.
AK Steel said it will contribute a total $297.5 million for its interest in the joint venture, funded over several years, with an initial investment of $100 million in 2011.  AK Steel expects to invest $47.5 million in the third quarter of 2012, with the remaining $150 million funding anticipated between 2013 and 2016.
Metallurgical Coal Transaction Details
AK Steel also said it had acquired all of the stock of Solar Fuel Company, Inc., a private company which controls, through ownership and lease, estimated reserves exceeding 20 million short tons (based on U.S.  Securities and Exchange Commission guidelines) of low volatile met coal in Somerset County, PA.
AK Steel said that it will pay $36 million in cash for the coal company, which the company plans to rename AK Coal Resources, Inc. (AK Coal Resources), consisting of $24 million in 2011, and the balance paid over the following three years.  AK Steel said it expects to invest approximately $60 million in AK Coal Resources, most of which is expected to be spent between 2013 and 2015, to develop its mining operations and begin coal production.
AK Steel anticipates that AK Coal Resources’ met coal production will provide the steelmaker with significant cost savings for low volatile met coal once mining activities commence.  Such savings may be achieved through direct consumption and/or third party sales as a financial hedge to the market prices of met coal.
AK Steel Webcast Scheduled
AK Steel said that it will provide live listening access on the Internet to a call with analysts and investors it has scheduled for 11:00 a.m. Eastern Time on Wednesday, October 5, 2011, to discuss the two raw material transactions detailed in this news release and their impact on the company.  Access to the webcast will be available from the home page of the company’s website at www.aksteel.com.  The webcast will be archived on the company’s website until October 12, 2011 and will be accessible from the home page.
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Safe Harbor Statement
The statements in this release reflect management’s estimates and beliefs and are intended to be, and hereby are identified as “forward-looking statements” for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Words such as “expects,” “anticipates,” “believes,” “intends,” “plans,” “estimates” and other similar references to future periods typically identify such forward-looking statements.
The company cautions readers that such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those currently expected by management, including those risks and uncertainties discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2010, as updated in our Quarterly Reports on Form 10-Q.  Such risks and uncertainties also may include, without limitation, the failure to achieve the expected financial, operational and strategic benefits of the transactions, or to achieve such benefits in the amounts and within the time frames currently anticipated; fluctuations in coal and/or iron ore price, quality or quantities; a reduction of current reserve estimates; events or circumstances that could impair or adversely impact the viability of anticipated coal mines; and, adverse impacts of changes in or the application of governmental regulation, including difficulty in or the failure to receive, maintain or modify required environmental permits.  Except as required by law, the company disclaims any obligation to update any forward-looking statements to reflect future developments or events.
AK Steel
AK Steel produces flat-rolled carbon, stainless and electrical steels, primarily for automotive, infrastructure and manufacturing, construction and electrical power generation and distribution markets.  The company employs about 6,200 men and women in Middletown, Mansfield, Coshocton and Zanesville, Ohio; Butler, Pennsylvania; Ashland, Kentucky; Rockport, Indiana; and its corporate headquarters in West Chester, Ohio.  Additional information about AK Steel is available on the company’s web site at www.aksteel.com.
AK Steel owns 49.9% of Magnetation LLC, a joint venture headquartered in Nashwauk, MN, which produces iron ore concentrate from previously mined ore reserves.  AK Steel also controls, through ownership and lease, metallurgical coal reserves exceeding 20 million tons in Somerset County, PA.
AK Tube LLC, a wholly-owned subsidiary of AK Steel, employs about 300 men and women in plants in Walbridge, Ohio and Columbus, Indiana.  AK Tube produces carbon and stainless electric resistance welded (ERW) tubular steel products for truck, automotive and other markets.  Additional information about AK Tube LLC is available on its web site at www.aktube.com.
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